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                                                                    Exhibit 99.1

[LOGO]
Trex(R)

FOR IMMEDIATE RELEASE            Contact:      Robert G. Matheny
                                               President
                                               540-542-6300

                                               John Nesbett
                                               William Walkowiak, CFA
                                               Lippert/Heilshorn & Associates
                                               212-838-3777


            Trex Company Reports Fourth Quarter and Year-end Results

     WINCHESTER, Va. - Feb. 25, 2002--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R)Easy Care Decking(R), today announced financial results for the fourth quarter and year ended December 31, 2001.

     Revenue for the fourth quarter of 2001 was $17.1 million versus $16.3 million for the same period in 2000. Loss from operations was $2.3 million versus income of $1.7 million for the fourth quarter of last year. Net loss for the quarter was $2.3 million, or $0.16 per diluted share, compared to income of $968,000, or $0.07 per diluted share, for the fourth quarter of 2000.

     For the twelve months ended December 31, 2001, revenue was $116.9 million versus $117.6 million in the same period the previous year. Income from operations was $17.1 million versus $31.9 million for the prior year. Net income was $9.1 million, compared to $19.3 million in 2000. On a fully diluted per share basis, net income was $0.64 per share versus $1.36 per share in 2000.

     Trex Company president Robert Matheny explained that, as expected, "the temporary shutdown of production lines resulted in unabsorbed fixed manufacturing costs. Output was

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approximately 40% of total capacity for the seasonally slow fourth quarter, resulting in the obvious adverse effect on earnings.

     "Although the year 2001 was clearly challenging for Trex Company, we have been aggressively responding to these challenges. I believe that we are a leaner, stronger competitor as a result. We enter 2002 with a large base of recurring revenue and strong cash flow from an established network of distributors and dealers, and a seasoned management team that is capable of delivering results. Trex Company is uniquely positioned as the leader in the growing market for alternative decking materials."

Operating Highlights:

     . The number of dealer locations has increased from 2,700 to 2,900. The wholesale distribution network has increased from 82 to 88 locations.
     . A new color, "saddle," was introduced in the fourth quarter, in time for the spring season.
     . A code-listed Trex 4x4 railing post became available, allowing for the construction of a total-Trex railing system.
     . Trex decking was named as the "Preferred Brand" of decking in two separate brand studies conducted by Professional Builder and Professional Remodeler Magazines.

     "As we enter the peak spring season, we have inventory in place to meet the expected strong demand," continued Matheny. "We are already seeing signs of improvement in orders for the first quarter. We expect to significantly reduce inventories this season and begin to ramp up production later in the year. Improving our capacity utilization is a key objective, and is necessary to significantly improve profit margins.

     "Another important objective for 2002 will be to utilize our strong cash flow to reduce debt. Over the past two years, our plant expansions have required capital spending of about $45 million annually. As a result of our decision in the third quarter of 2001 to defer completion of

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construction in progress, our near-term capital needs will be dramatically reduced, with the resulting free cash flow being directed to debt reduction."

     Trex Company is expecting to benefit from publicity related to the Environmental Protection Agency's recently announced agreement with manufacturers to voluntarily halt the residential use of chromated copper arsenate, or CCA, an arsenic-laden pesticide used in 90% of all pressure-treated lumber. Trex decking and railing is being recognized as a safe, highly desirable alternative. It is a splinter-free, low-maintenance alternative that has approximately 55% of the non-wood composite decking market.

     Mr. Matheny concluded, "The past year has been a year of transition at Trex Company. However, I believe that we are successfully addressing our capacity issues, and are now well positioned to benefit from improved capacity utilization and absorption of fixed overhead. With renewed revenue growth and a stronger balance sheet, we anticipate solid improvements in our financial results in 2002.

     The company has scheduled an analyst conference call for 11:00 a.m. EST on February 26. A live webcast of the conference call will be available to all investors at the Trex Company Web site at www.trex.com and on www.streetevents.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on the company's Web site for 30 days. A telephone replay of the call will also be available from 1:00 p.m. EST on February 26 until 1:00 p.m. EST on March 5. To listen to the telephone replay, dial 800-633-8284 (858-812-6440 outside the U.S.) and enter reservation number 20235218.

About Trex Company
------------------

         Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through 88 wholesale distribution locations, which in

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turn sell Trex decking to approximately 2,900 independent contractor-oriented retailer lumberyards across the United States.

     For a Trex decking and railing dealer near you, call 1-800-BUY-TREX (289-8739) or for dealers and product details, visit www.trex.com.
                                                     ------------

     Trex(R), Trex Easy Care Decking(R)and Trex Wood-Polymer(R)are trademarks of Trex Company, Inc., Winchester, VA.

The statements in this press release regarding the Company's expected sales performance and operating results, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2001 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                               (tables to follow)

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                               TREX COMPANY, INC.

                 Condensed Consolidated Statements of Operations
                        (In thousands, except share data)
                                   (Unaudited)

                                                     Three Months Ended December 31,  Twelve Months Ended December 31,
                                                                2001            2000               2001           2000
                                                                ----            ----               ----           ----
Net sales ........................................       $    17,069     $    16,260        $   116,860    $   117,568

Cost of sales ....................................            12,219           9,822             67,973         61,852
                                                         -----------     -----------        -----------    -----------

Gross profit .....................................             4,850           6,438             48,887         55,716

Selling, general and administrative expenses .....             7,199           4,733             31,801         23,830
                                                         -----------     -----------        -----------    -----------

Income (loss) from operations ....................            (2,349)          1,705             17,086         31,886

Interest expense, net ............................            (2,142)           (286)            (3,850)          (902)
                                                         -----------     -----------        -----------    -----------

Income (loss) before taxes .......................            (4,491)          1,419             13,236         30,984

Income tax expense (benefit) .....................            (2,196)            451              4,186         11,682
                                                         -----------     -----------        -----------    -----------

Net income (loss) ................................       $    (2,295)    $       968        $     9,050         19,302
                                                         ===========     ===========        ===========    ===========

Fully diluted earnings (loss) per common share ...       $     (0.16)    $      0.07        $      0.64    $      1.36
                                                         ===========     ===========        ===========    ===========

Weighted average fully diluted shares
outstanding ......................................        14,154,487      14,163,937         14,182,457     14,179,475
                                                         ===========     ===========        ===========    ===========

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                               TREX COMPANY, INC.

                      Condensed Consolidated Balance Sheets
                        (In thousands, except share data)

                                                                                          December 31, 2000       December 31, 2001
                                                                                          -----------------       -----------------
                                                                                                                     (unaudited)
ASSETS
Current  assets:
    Cash and cash equivalents ........................................................    $              --       $              --
    Trade accounts receivable ........................................................               10,582                   2,507
    Inventories ......................................................................               23,017                  33,168
    Prepaid expenses and other assets ................................................                  689                   1,306
    Income taxes receivable ..........................................................                   --                   1,137
    Deferred income taxes ............................................................                  478                   1,946
                                                                                          -----------------       -----------------
        Total current  assets ........................................................               34,766                  40,064
                                                                                          -----------------       -----------------

Property, plant and equipment, net ...................................................              113,635                 137,223
Intangible assets, net ...............................................................                7,544                   6,837
Other ................................................................................                  650                     513
                                                                                          -----------------       -----------------
        Total assets .................................................................    $         156,595       $         184,637
                                                                                          =================       =================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable ...........................................................    $          17,082       $           9,495
    Accrued expenses .................................................................                2,053                     630
    Income taxes payable .............................................................                  574                      --
    Other current liabilities ........................................................                  664                     964
    Current portion of long-term debt ................................................                  697                  25,759
                                                                                          -----------------       -----------------

        Total current liabilities ....................................................               21,070                  36,848

Deferred income taxes ................................................................                5,782                   7,800
Long-term debt .......................................................................               60,702                  58,004
                                                                                          -----------------       -----------------

         Total liabilities ...........................................................               87,554                 102,652
                                                                                          -----------------       -----------------

Stockholders' equity:
    Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and
       outstanding ...................................................................                   --                      --
    Common stock, $0.01 par value, 40,000,000 shares authorized; 14,135,060 and
       14,155,083 shares issued and outstanding at December 31, 2000 and 2001,
       respectively ..................................................................                  141                     142
    Additional capital ...............................................................               41,330                  46,079
     Retained earnings ...............................................................               27,570                  36,620
    Other comprehensive loss .........................................................                   --                    (856)
                                                                                          -----------------       -----------------
         Total stockholders' equity ..................................................               69,041                  81,985
                                                                                          -----------------       -----------------
         Total liabilities and stockholders' equity ..................................    $         156,595       $         184,637
                                                                                          =================       =================